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                                                                      22.(d)(37)

                               TRANSFER AGREEMENT

      WHEREAS, John Hancock Advisers, LLC ("JHA") acts as sub-adviser to the Active Bond and Strategic Income portfolios (the "Funds") of John Hancock Trust pursuant to a sub-advisory agreement dated April 30, 2004, as amended through October 17, 2005, between JHA and John Hancock Investment Management Services, LLC ("JHIMS"), a copy of which is attached as Annex A (the "Sub-Advisory Agreement");

      WHEREAS, as part of a restructuring of investment management operations, JHA is transferring its entire portfolio management staff, including those portfolio managers involved in the management of the Funds, to Sovereign Asset Management LLC ("SAM");

      WHEREAS, JHA, JHIMS and SAM are all indirect, wholly-owned subsidiaries of Manulife Financial Corporation; and

      WHEREAS, in order to continue to provide the Funds with the same quality of investment management services, JHA proposes transferring its rights and obligations under the Sub-Advisory Agreement to SAM.

      NOW THEREFORE, JHA, SAM and JHIMS, for good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

1. JHA agrees to transfer to SAM, and SAM agrees to assume, all of JHA's rights and obligations under the Sub-Advisory Agreement. JHIMS consents to such transfer.

2. As a result of such transfer and assumption, SAM shall act as investment sub-adviser to each Fund and perform all of JHA's obligations under the Sub-Advisory Agreement in connection with the management of the Funds.

3. SAM shall be entitled to receive from JHIMS the sub-advisory fee previously payable to JHA.

4. Notwithstanding anything in this Agreement to the contrary, JHA agrees that it shall retain ultimate legal liability for satisfying the provisions of the Sub-Advisory Agreement in the event that SAM fails to comply with the terms thereof.

5. The transfer contemplated by this Agreement shall be effective on the 31st day of December 2005.

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      IN WITNESS WHEREOF, each of the parties have entered into this Agreement as of the 31st day of December 2005.

                                        JOHN HANCOCK ADVISERS, LLC

                                        By:____________________________
                                           Name:
                                           Title:

                                        SOVEREIGN ASSET MANAGEMENT LLC

                                        By:____________________________
                                           Name:
                                           Title:

                                        JOHN HANCOCK INVESTMENT
                                        MANAGEMENT SERVICES, LLC

                                        By: John Hancock Life Insurance Company
                                            (U.S.A.), its Managing Member

                                        By:____________________________
                                           Name:
                                           Title: